Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-145643) and related Prospectus of Gander Mountain Company for the registration of 9,769,052 shares of its common stock and to the incorporation by reference therein of our reports dated May 1, 2008, with respect to the financial statements and schedule of Gander Mountain Company and the effectiveness of internal control over financial reporting of Gander Mountain Company, included in its Annual Report (Form 10-K) for the year ended February 2, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

May 22, 2008